QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

RFS Amends and Extends $140 Million Credit Facility

        MEMPHIS, Tennessee—(BUSINESS WIRE)—October 31, 2002—RFS Hotel Investors, Inc. (NYSE:RFS) today announced that it has concluded an amendment and extension of its $140 million line of credit.

        The amendment extends the maturity of the facility from July 30, 2004 to July 30, 2005, and relaxes certain financial covenants, including the interest coverage, fixed charge coverage, and total leverage tests. The interest rate will continue to range from 150 basis points to 250 basis points above LIBOR, depending on the Company's leverage.

        Kevin Luebbers, executive vice president and chief financial officer of RFS, added, "We appreciate this expression of confidence from our lenders. The Company's debt profile continues to compare favorably to other lodging companies, with no significant debt maturities prior to 2008 and only $9.25 million outstanding under the $140 million line of credit. Our credit statistics are strong and we are well positioned to take advantage of investment opportunities should they become available. Our focus continues to be on maximizing the cash returns on our investments and maintaining a strong balance sheet."

        Banc of America Securities LLC acted as the sole lead arranger, with Bank of America, N.A. as agent and lender. The other lenders included Credit Suisse First Boston, AmSouth, First Tennessee, PNC, Wells Fargo and Union Planters.

        RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 58 hotels with approximately 8,400 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton(R), Residence Inn by Marriott(R), Hilton(R), Doubletree(R), Holiday Inn(R), Hampton Inn(R), and Homewood Suites by Hilton(R). By segment, RFS receives approximately 37% of its EBITDA from full service hotels, 36% from extended stay hotels and 27% from limited service hotels. Additional information can be found on the Company's website at www.rfshotel.com.

        Certain matters discussed in this press release include "forward-looking statements" within the meaning of the federal securities laws. The words "anticipate," "believe," "estimate," "expect," "intend," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions and information currently available to us. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause the Company's actual financial condition, results of operation and performance to be materially different from the results or expectations expressed or implied by such statements. General economic conditions, including the timing and magnitude of recovery from the current economic downturn, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, and numerous other factors may affect the Company's future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company's periodic filing with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

CONTACT:	RFS Hotel Investors, Inc. Cheryl Stewart, 901/767-7005 www.rfshotel.com

QuickLinks

RFS Amends and Extends $140 Million Credit Facility